Exhibit 10.1

NOMINATION AGREEMENT

This Nomination Agreement (this “Agreement”) dated March 1, 2013, is by and among the persons and entities listed on Schedule A (collectively, the “PW Group”, and individually a “member” of the PW Group), Famous Dave’s of America, Inc. (the “Company”) and Patrick Walsh, in his individual capacity and as a member of the PW Group (the “PW Designee”).

WHEREAS, the PW Group currently beneficially owns 742,486 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), which represented approximately 9.9% of the issued and outstanding shares of Common Stock as of October 29, 2012;

WHEREAS, the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”) and Company’s Board of Directors (the “Board”) have considered the qualifications of Mr. Walsh and conducted such review as they have deemed appropriate, including as to reviewing materials provided by Mr. Walsh and the PW Group;

WHEREAS, the Nominating Committee has recommended that the Board nominate the PW Designee for election as a director of the Company at the Company’s 2013 annual shareholders’ meeting and any adjournments and postponements thereof (the “2013 Annual Meeting”) and the Board has determined that it is in the best interests of the Company to do so on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Nomination; Board Composition.

(a) The Company agrees to include the PW Designee in its slate of nominees for election as one of six directors of the Company at the 2013 Annual Meeting (the “Company Slate”). The PW Designee shall serve as a director nominee in the place of incumbent director Christopher O’Donnell who shall not be re-nominated for election as a director by the Company and whose term as a director shall expire at the 2013 Annual Meeting. The Board will publicly recommend and solicit proxies for the election of the PW Designee at the 2013 Annual Meeting in the same manner as it does for all the other members of the Company Slate.

(b) As a condition to the PW Designee’s nomination for election as a director of the Company at the 2013 Annual Meeting, (i) PW Partners Atlas Fund LP hereby withdraws its nomination of the PW Designee for election as a director of the Company at the 2013 Annual Meeting pursuant to its letter dated December 21, 2012 addressed to the Company; and (ii) the PW Group, including the PW Designee, agrees to provide to the Company information required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, including obligations relating to liquor licensing and franchise operations, and such other information as reasonably requested by the Company from time to time with respect to the PW Group and the PW Designee.

(c) [Intentionally omitted]

(d) While serving as a member of the Board, the PW Designee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including without limitation the Company’s Code of Ethics and Business Conduct, Policy on Avoidance of Insider Trading, and Corporate Governance Principles and Practices (as each may be amended from time to time for all directors), and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company. The Company has furnished to the PW Designee, prior to the execution of this Agreement, copies of all such policies, procedures, processes, codes, rules, standards and guidelines that are currently in effect.

(e) So long as the PW Group collectively beneficially owns, in the aggregate, at least 5.0% of the outstanding Common Stock, if, during the Initial Period (as defined below), a vacancy on the Board is created as a result of the PW Designee’s death, resignation, disqualification or removal, or the nomination of the PW Designee at the 2013 Annual Meeting is withdrawn for any reason, then the PW Group and the Company (acting through the Board) shall work together in good faith to fill such vacancy or replace such nominee with an individual who (i) meets the disclosure conditions set forth in clause (b) above, (ii) meets the historical standards and criteria applied by the Company in nominating and appointing directors, and (iii) is otherwise mutually acceptable (in each of their sole discretion) to the PW Group and the Company, and thereafter such individual shall serve and/or be nominated as the “PW Designee” under this Agreement.

(f) The Company’s obligations under this Section 1 shall terminate immediately, and the PW Designee shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his written resignation to the Board (which shall provide for his immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) if the members of the PW Group, collectively, cease to beneficially own at least 5.0% of the Company’s outstanding Common Stock. The PW Group agrees to cause the PW Designee to resign from the Board if the PW Designee fails to resign if and when requested pursuant to this clause (f).

(g) The percentage thresholds set forth in clauses (e) and (f) above shall not be deemed unsatisfied to the extent a failure to maintain the specified ownership thresholds is caused by share issuances or similar Company actions that increase the number of outstanding shares of Common Stock.

(h) The Company will use its commercially reasonable efforts to hold the 2013 Annual Meeting no later than May 7, 2013.

(i) During the Covered Period (as defined below), the number of directors constituting the Board will be fixed at six.

(j) If the PW Designee is elected at the 2013 Annual Meeting, (i) the Board will promptly appoint him to the Audit Committee and Strategic Planning Committee and will not remove him from serving as a member of each such committee during the Covered Period as long as the rules of the NASDAQ Stock Market and the Securities and Exchange Commission (“SEC”) and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder would allow for such continued service on each such committee, (ii) the PW Designee will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other Board members and the same compensation for his service as a director as the compensation received by the other Board members, and (iii) the PW Designee will comply with the same requirements as those generally applicable to the other Board members. Without limiting the generality of the foregoing, the PW Designee will not serve as a member of the Audit Committee to the extent he beneficially owns in excess of 10% of the shares of Common Stock outstanding.

2. Standstill.

(a) Each member of the PW Group agrees that during the Covered Period, unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors not including the PW Designee, it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) (collectively and individually, the “PW Affiliates,” provided that no portfolio company of the PW Group shall be deemed a “PW Affiliate” so long as such portfolio company (i) has not received from the PW Group or the PW Designee information concerning the Company or its business, and (ii) is not acting at the request of, in coordination with or on behalf of the PW Group or the PW Designee), not to, directly or indirectly, in any manner, alone or in concert with others:

(i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting) or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii) form, join, encourage, influence, advise or in any way participate in any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not PW Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

(iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in the PW Group (together with the PW Affiliates) owning, controlling or otherwise having any beneficial or other ownership interest in more than 12.9% in the aggregate of the shares of Common Stock outstanding at such time; provided that nothing herein will require Common Stock to be sold to the extent the PW Group and the PW Affiliates, collectively, exceed the ownership limit under this paragraph solely as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock so long as the beneficial or other ownership interest of the PW Group and the PW Affiliates do not increase thereafter (except solely as a result of further corporate actions taken by the Company), unless and until such ownership interest before and after such subsequent increase does not exceed such 12.9% limitation;

(iv) sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the PW Group or any PW Affiliate to any person or entity not a (A) party to this Agreement, (B) member of the Board, (C) officer of the Company, (D) a PW Affiliate

(any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 9.9% in the aggregate of the shares of Common Stock outstanding at such time, except in a transaction approved by the Board;

(v) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not (A) preclude the tender by the PW Group or a PW Affiliate of any securities of the Company into any tender or exchange offer or vote by the PW Group or a PW Affiliate of any securities of the Company with respect to any Extraordinary Transaction or (B) prohibit any member of the PW Group or a PW Affiliate from offering to purchase assets of the Company if the sale of such assets is initiated by the Company through an open bidding process or from offering to purchase the securities of the Company if a member of the Company’s management has publicly offered to acquire all or substantially all of the equity securities of the Company in a “take private” transaction subject to Rule 13e-3 promulgated under the Exchange Act;

(vi) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(vii) (A) call or seek to call, alone or in concert with others, any meeting of shareholders, including by written action, (B) seek representation on, or nominate any candidate to, the Board, except as set forth herein, (C) seek the removal of any member of the Board, (D) solicit consents from shareholders or otherwise act or seek to act by written action, (E) conduct a referendum of shareholders or (F) make a request for any shareholder list or other Company books and records, whether pursuant to Section 302A.461 of the MBCA or otherwise;

(viii) take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth herein, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ix) [Intentionally omitted]

(x) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xi) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(xii) publicly request, directly or indirectly, any amendment or waiver of the foregoing.

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit the PW Group or its directors, officers, partners, employees, members or agents (acting in such capacity) (“Representatives”) from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.

(b) Each member of the PW Group shall make commercially reasonable efforts to cause all shares of Common Stock beneficially owned, directly or indirectly, by it to be present for quorum purposes and to be voted, at the 2013 Annual Meeting, and further agrees that at the 2013 Annual Meeting it shall make commercially reasonable efforts to vote in favor of the Company Slate. At any subsequent special shareholders’ meeting (or adjournments or postponements thereof) during the Covered Period, each member of the PW Group shall make commercially reasonable efforts to cause all shares of Common Stock beneficially owned, directly or indirectly, by it to be present for quorum purposes and to be voted in favor of the election to the Board of those director nominees nominated for election by the Board and against the removal of any directors whose removal is not recommended by the Board.

(c) Nothing in this Section 2 shall prohibit or in any way limit any actions that may be taken by the PW Designee acting solely as a director of the Company (including, without limitation, voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising issues to the Board) consistent with his fiduciary duties as a director of the Company (it being understood and agreed that the PW Group and the PW Affiliates shall not seek to do indirectly through the PW Designee anything that would be prohibited if done by the PW Group or the PW Affiliates).

(d) For purposes of this Agreement:

(i) the “Initial Period” shall mean the period commencing on the date hereof and continuing until the date that is 10 calendar days prior to the expiration of the period during which shareholders of the Company are entitled to deliver notice of shareholder nominations for the election of directors at the Company’s 2014 annual shareholders’ meeting and any adjournments and postponements thereof (the “2014 Annual Meeting”), as set forth in the advance notice provision of the Company’s Bylaws ;

(ii) the “Covered Period” shall mean the entire Initial Period and such longer period, if any, that continues until the earlier of (A) 30 calendar days prior to the date of the 2014 Annual Meeting, and (B) 30 calendar days following the date on which the PW Designee no longer remains a director serving on the Board.

(iii) the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

Notwithstanding the restrictions set forth in Section 2(a) and the definition of Covered Period under Section 2(d)(ii), the PW Group shall be permitted, following expiration of the Initial Period and prior to the expiration of the period during which shareholders of the Company are entitled to deliver notice of shareholder nominations for the election of directors at the 2014 Annual Meeting, to nominate candidate(s) for election to the Board at the 2014 Annual Meeting if, and only if, the PW Designee resigns as a director of the Company (including from all committees on which the PW Designee then serves) by delivering written notice of such resignation to the Chairman of the Board or the Company’s Secretary prior to or contemporaneously with making such nomination and, in such event, the Covered Period shall terminate immediately upon such resignation.

3. Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

4. Representations of the PW Group. The PW Group, jointly and severally, represent and warrant as follows: (a) the PW Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the PW Group, constitutes a valid and binding obligation and agreement of the PW Group and is enforceable against the PW Group in accordance with its terms; and (c) the PW Group beneficially owns, directly or indirectly, an aggregate of 742,486 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the PW Group or in which the PW Group have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise.

5. Mutual Non-Disparagement. Each member of the PW Group, on the one hand, and the Company, on the other hand, agrees that, during the Covered Period, it will not, and it will cause each of its Affiliates not to, directly or indirectly, cause, express or cause to be expressed, orally or in writing, any disparaging or unfavorable remarks, comments or criticisms with regard to (or make any other public statement or communication that might reasonably be construed to be derogatory or critical of, or negative toward) the other party, any Affiliate thereof, its business, or any of its current, future or former directors, officers, executives, management, employees, agents, representatives and auditors.

6. Public Announcement and SEC Filing.

(a) The Company shall file promptly a Form 8-K reporting entry into this Agreement (the “Form 8-K”) and appending or incorporating by reference this Agreement as an exhibit thereto.

(b) The PW Group shall promptly file an amendment to its Schedule 13D with respect to the Company filed with the SEC on December 27, 2012, reporting the entry into this Agreement, amending applicable items to conform to its obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Except for amendments to the Schedule 13D filed by the PW Group made solely to report material changes to the information contained therein, including a change in the level of ownership of Common Stock and the entry into this Agreement, none of the PW Group, the PW Affiliates or the PW Designee shall, during the Covered Period, (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, in each case without the prior written consent of the Company, with such consent to be approved by the Board, unless required by law.

7. Confidential Information. Each member of the PW Group acknowledges that information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the PW Designee by the Company or its subsidiaries, or by the Company’s or its subsidiaries’ directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Representatives”). Each member of the PW Group agrees that the Confidential Information will be kept confidential by the PW Designee and that the PW Designee will not disclose any of the Confidential Information in any manner whatsoever, including without limitation to other members of the PW Group, without the specific prior written consent of the Company unless disclosure is required by applicable laws or regulations or in connection with any judicial or regulatory proceedings (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process); provided, however, that the term “Confidential Information” shall not include information that (a) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of disclosure by the PW Designee in violation of this Agreement, or (b) was independently acquired or developed by the PW Designee without violating any of the obligations of the PW Designee or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of the PW Designee. Notwithstanding the foregoing, the PW Designee may disclose Confidential Information to his attorneys and, with the advance written permission of the Company, to his other Representatives, in each case who are instructed to keep such information confidential in accordance with the provisions of this Agreement and the PW Designee will be responsible for any failure by such Representatives to keep such information confidential. The PW Designee agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information. Each member of the PW Group acknowledges that the U.S. securities laws prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8. Release of Claims. On behalf of themselves and each of their respective directors, officers, managers, members and employees, the Company and each member of the PW Group hereby release and forever discharge each other, and each of their respective successors, assigns, parent and subsidiary companies, joint ventures, partnerships, owners, directors, officers, partners, principals, managers, members, employees, attorneys, consultants, financial advisors, shareholders, insurers and agents (collectively, “Released Persons”) from all claims and demands, rights and causes of action of any kind arising out of or relating to this Agreement and the election of directors at the 2013 Annual Meeting from the beginning of time through the date of this release. Notwithstanding anything to the contrary in this Section 8, the Company and each member of the PW Group do not release any obligations or claims related to the enforcement of the terms and provisions of this Agreement.

9. Miscellaneous. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the United States District Court for the District of Minnesota located in Hennepin County, or, if jurisdiction in such court is not available, the Hennepin County District Court in the State of Minnesota, in addition to any other remedies at law or in equity. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto

(a) consents to submit itself to the personal jurisdiction of the United States District Court for the District of Minnesota located in Hennepin County, or, if jurisdiction in such court is not available, the Hennepin County District Court in the State of Minnesota, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the District of Minnesota located in Hennepin County, or, if jurisdiction in such court is not available, the Hennepin County District Court in the State of Minnesota, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 12 of this Agreement or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MINNESOTA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

10. Expenses. Within five business days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse the PW Group for its reasonable out-of-pocket fees and expenses incurred through the date of the execution and performance of this Agreement in connection with its activities relating to the 2013 Annual Meeting, including, without limitation, the nomination of Patrick Walsh, any acts or filings in connection therewith and the negotiation and execution of this Agreement in an amount not to exceed $25,000.

11. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served when delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Famous Dave’s of America, Inc.

12701 Whitewater Drive, Suite 200

Minnetonka, MN 55343

Attention: Chief Executive Officer

with a copy to

Maslon Edelman Borman & Brand, LLP

3300 Wels Fargo Tower

90 South 7th Street

Minneapolis, Minnesota 55402

Attention: William M. Mower, P.A.

if to the PW Group:

PW Partners Atlas Fund LP

141 W. Jackson Blvd., Suite 300

Chicago, IL 60604

Attention: Patrick Walsh

with a copy to

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention: Steve Wolosky, Esq.

13. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14. Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

15. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

16. Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Nomination Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

FAMOUS DAVE’S OF AMERICA, INC.

By:	/s/ Dean A. Riesen
Name: Dean A. Riesen
Title: Chairman of the Board

PW Partners Atlas Fund LP

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Managing Member, PW Partners Atlas Funds, LLC, General Partner

PW Partners Master Fund LP

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Managing Member, PW Partners, LLC, General Partner

PW Partners Capital Management LLC

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Managing Member

PW Partners Atlas Funds, LLC

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Managing Member and Chief Executive Officer

PW Partners, LLC

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Managing Member and Chief Executive Officer

/s/ Patrick Walsh
Patrick Walsh

Schedule A

Members of PW Group

PW Partners Atlas Fund LP

PW Partners Master Fund LP

PW Partners Capital Management LLC

PW Partners Atlas Funds, LLC

PW Partners, LLC

Patrick Walsh